Exhibit 4.4

NONQUALIFIED STOCK OPTION GRANT AGREEMENT

HESTIA INSIGHT INC. 2021 STOCK INCENTIVE PLAN

This Stock Option Grant Agreement (the “Grant Agreement”) is made and entered into effective on the Date of Grant set forth in Exhibit A (the “Date of Grant”) by and between Hestia Insight Inc., a Nevada corporation (the “Company”), and the individual named in Exhibit A hereto (the “Optionee”).

WHEREAS, the Company desires to provide the Optionee an incentive to participate in the success and growth of the Company through the opportunity to earn a proprietary interest in the Company; and

WHEREAS, to give effect to the foregoing intention, the Company desires to grant the Optionee an option pursuant to the Hestia Insight Inc. 2021 Stock Incentive Plan (the “Plan”) to acquire the Company’s common stock, par value $0.001 per share (the “Common Stock”);

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for good and valuable consideration, the parties hereto agree as follows:

1. Grant. The Company hereby grants the Optionee a Nonqualified Stock Option (the “Option”) to purchase up to the number of shares of Common Stock (the “Shares”) set forth in Exhibit A hereto at the exercise price per Share (the “Exercise Price”) set forth in Exhibit A, and on the vesting schedule set forth in Exhibit A, subject to the terms and conditions set forth herein and the provisions of the Plan, the terms of which are incorporated herein by reference. Capitalized terms used but not otherwise defined in this Grant Agreement shall have the meanings as set forth in the Plan.

2. Exercise Period Following Termination of Service. This Option shall terminate and be canceled to the extent not exercised within ninety (90) days after the Optionee’s Service terminates; provided that if such termination is due to the death or Disability of the Optionee, this Option shall terminate and be canceled twelve (12) months from the date of termination of the Optionee’s Service; and provided, further, that if Optionee’s Service terminates (other than for Cause) on or after a Change in Control, then the Option shall remain exercisable until the Expiration Date. Notwithstanding the foregoing, in the event that the Optionee’s Service is terminated for Cause, then the Option shall immediately terminate on the date of such termination of Service and shall not be exercisable for any period following such date. In no event, however, shall this Option be exercised later than the Expiration Date set forth in Exhibit A and in no event shall this Option be exercised for more Shares than the Shares which otherwise have become exercisable as of the date of termination.

3. Method of Exercise. This Option is exercisable by delivery to the Company of an exercise notice (the “Exercise Notice”) in a form satisfactory to the Committee or by such other form or means as the Committee may permit or require. Any Exercise Notice shall state or provide the number of Shares with respect to which the Option is being exercised (the “Exercised Shares”), and include such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. The Optionee may elect to make payment of the exercise price in cash or by check or by delivery to the Company of certificates representing shares of outstanding Common Stock already owned by the Optionee that are owned free and clear of any liens, claims, encumbrances or security interests together with stock powers duly executed and with signature guaranteed. In addition, the Optionee may make payment through a “cashless exercise” such that without the payment of any funds, the undersigned may exercise the Option and receive the net number of Shares equal to (x) the number of Shares as to which the Option is being exercised, multiplied by (y) a fraction, the numerator of which is the Fair Market Value per share (on such date as is determined by the Committee) less the Exercise Price per Share, and the denominator of which is such Fair Market Value per Share (the number of net Shares to be received shall be rounded down to the nearest whole number). In the event payment is made by delivery of such Shares, said Shares shall be deemed to have a per Share value equal to the Fair Market Value per Share on the date of exercise. Upon exercise of the Option by the Optionee and prior to the delivery of such Exercised Shares, the Company shall have the right to require the Optionee to satisfy applicable Federal and state tax income tax withholding requirements and the Optionee’s share of applicable employment withholding taxes in a method satisfactory to the Company. Notwithstanding the foregoing, the Optionee may not exercise the Option by tender to the Company of Common Stock to the extent such tender would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s Common Stock. Further, no Exercised Shares shall be issued unless such exercise and issuance complies with the requirements relating to the administration of stock option plans and other applicable equity plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted, and the applicable laws of any foreign country or jurisdiction where stock grants or other applicable equity grants are made under the Plan; assuming such compliance, for income tax purposes the Exercised Shares shall be considered transferred to the Optionee on the date the Option is exercised with respect to such Shares.

4. Covenants Agreement. This Option shall be subject to forfeiture at the election of the Company in the event that the Optionee breaches any agreement between the Optionee and the Company with respect to noncompetition, nonsolicitation, assignment of inventions and contributions and/or nondisclosure obligations of the Optionee.

5. Taxes.

(a) By executing this Grant Agreement, Optionee acknowledges and agrees that Optionee is solely responsible for the satisfaction of any applicable taxes that may be imposed on Optionee that arise as a result of the grant, vesting or exercise of the Option, including without limitation any taxes arising under Section 409A of the Code (regarding deferred compensation) or Section 4999 of the Code (regarding golden parachute excise taxes), and that neither the Company nor the Committee shall have any obligation whatsoever to pay such taxes or otherwise indemnify or hold Optionee harmless from any or all of such taxes.

(b) Notwithstanding paragraph (a) above, if any amounts or benefits provided for in this Grant Agreement, when aggregated with any other payments or benefits payable or provided to the Optionee (the “Total Payments”) would (i) constitute “parachute payments” within the meaning of Section 280G of the Code (which will not include any portion of payments classified as payments of reasonable compensation for purposes of Section 280G of the Code, including without limitation amounts allocated to any restrictive covenants), and (ii) but for this Section 5(b), would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments will be either: (a) provided in full, or (b) provided as to such lesser extent as would result in no portion of such Total Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the Excise Tax, results in the Optionee’s receipt on an after-tax basis of the greatest amount of the Total Payments, notwithstanding that all or some portion of the Total Payments may be subject to the Excise Tax. To the extent any reduction in Total Payments is required by this Section 5(b), such reduction shall occur to the payments and benefits in the order that results in the greatest economic present value of all payments and benefits actually made to Optionee. Subject to Section 409A of the Code, such order of reductions shall be determined by the Optionee. Unless the Company and the Optionee otherwise agree in writing, any determination required under this Section 5(b) shall be made in writing by an independent public accounting firm mutually acceptable to the Company and the Optionee (the “Accountants”) whose determination shall be conclusive and binding upon the Optionee and the Company for all purposes. For purposes of making the calculations required by this Section 5(b), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Optionee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5(b). The Company shall pay all fees and expenses of the Accountants.

6. Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of the Optionee only by the Optionee. The terms of the Plan and this Grant Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

7. Securities Matters. All Shares and Exercised Shares shall be subject to the restrictions on sale, encumbrance and other disposition provided by Federal or state law. The Company shall not be obligated to sell or issue any Shares or Exercised Shares pursuant to this Grant Agreement unless, on the date of sale and issuance thereof, such Shares are either registered under the Securities Act of 1933, as amended (the “Securities Act”), and all applicable state securities laws, or are exempt from registration thereunder. Regardless of whether the offering and sale of Shares under the Plan have been registered under the Securities Act, or have been registered or qualified under the securities laws of any state, the Company at its discretion may impose restrictions upon the sale, pledge or other transfer of such Shares (including the placement of appropriate legends on stock certificates or the imposition of stop-transfer instructions) if, in the judgment of the Company, such restrictions are necessary in order to achieve compliance with the Securities Act or the securities laws of any state or any other law.

8. Investment Purpose. The Optionee represents and warrants that unless the Shares are registered under the Securities Act, any and all Shares acquired by the Optionee under this Grant Agreement will be acquired for investment for the Optionee’s own account and not with a view to, for resale in connection with, or with an intent of participating directly or indirectly in, any distribution of such Shares within the meaning of the Securities Act. The Optionee agrees not to sell, transfer or otherwise dispose of such Shares unless they are either (1) registered under the Securities Act and all applicable state securities laws, or (2) exempt from such registration in the opinion of Company counsel.

9. Lock-Up Agreement. The Optionee hereby agrees that in the event that the Optionee exercises this Option during a period in which any directors or officers of the Company have agreed with one or more underwriters not to sell securities of the Company, then, as a condition to such exercise, the Optionee shall enter into an agreement, in form and substance satisfactory to the Company, pursuant to which the Optionee shall agree to restrictions on transferability of the Shares comparable to the restrictions agreed upon by such directors or officers of the Company.

10. Other Plans. No amounts of income received by the Optionee pursuant to this Grant Agreement shall be considered compensation for purposes of any pension or retirement plan, insurance plan or any other employee benefit plan of the Company or its subsidiaries, unless otherwise expressly provided in such plan.

11. No Guarantee of Continued Service. The Optionee acknowledges and agrees that the right to exercise the Option pursuant to the exercise schedule hereof is earned only through continuous Service and such other requirements, if any, as are set forth in Exhibit A (and not through the act of being hired, being granted an option or purchasing shares hereunder). The Optionee further acknowledges and agrees that (i) this Grant Agreement, the transactions contemplated hereunder and the exercise schedule set forth herein do not constitute an express or implied promise of continued employment or service for the exercise period or for any other period, and shall not interfere with the Optionee’s right or the right of the Company or its Subsidiaries to terminate the employment or service relationship at any time, with or without cause, subject to the terms of any written employment agreement that the Optionee may have entered into with the Company or any of its Subsidiaries; and (ii) the Company would not have granted this Option to the Optionee but for these acknowledgements and agreements.

12. Entire Agreement; Governing Law. The Plan is incorporated herein by reference. The Plan and this Grant Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Optionee with respect to the subject matter hereof, and may not be amended to materially impair the rights of the Optionee without the Optionee’s consent; provided, however, that no action of the Board or the Committee that alters or affects the tax treatment of the Option shall be considered to materially impair any rights of the Optionee. In the event of any conflict between this Grant Agreement and the Plan, the Plan shall be controlling, except as otherwise specifically provided in the Plan. This Grant Agreement shall be construed under the laws of the State of Nevada, without regard to conflict of laws principles.

13. Opportunity for Review. Optionee and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan and this Grant Agreement. The Optionee has reviewed the Plan and this Grant Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Agreement and fully understands all provisions of the Plan and this Grant Agreement. The Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan and this Grant Agreement. The Optionee further agrees to notify the Company upon any change in the residence address indicated herein.

14. Section 409A. This Option is intended to be excepted from coverage under Section 409A and shall be administered, interpreted and construed accordingly. The Company may, in its sole discretion and without the Optionee’s consent, modify or amend the terms of this Grant Agreement, impose conditions on the timing and effectiveness of the exercise of the Option by Optionee, or take any other action it deems necessary or advisable, to cause the Option to be excepted from Section 409A (or to comply therewith to the extent the Company determines it is not excepted).

15. Recoupment. In the event the Company restates its financial statements due to material noncompliance with any financial reporting requirements under applicable securities laws, any shares issued pursuant to this Agreement for or in respect of the year that is restated, or the prior three years, may be recovered to the extent the shares issued exceed the number that would have been issued based on the restatement. In addition and without limitation of the foregoing, any amounts paid hereunder shall be subject to recoupment in accordance with The Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company or as is otherwise required by applicable law or stock exchange listing conditions.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Grant Agreement as of the date set forth in Exhibit A.

HESTIA INSIGHT INC.

By:	/s/ Edward Lee
	Name:	Edward Lee
	Title:	CEO

OPTIONEE

/s/ Peter Liu
Name:	Peter Liu

EXHIBIT A

NONQUALIFIED STOCK OPTION GRANT AGREEMENT

HESTIA INSIGHT INC.

(a)	Optionee’s Name: Peter Liu

(b)	Date of Grant: April 1, 2022

(c)	Number of Shares Subject to the Option: 36,000

(d)	Exercise Price: $3.00 per Share

(e)	Expiration Date: April 1, 2027

(f)

Vesting Schedule: The Option shall vest in equal amounts over a period of one (1) year at the rate of three thousand (3,000) Shares per month, and shall be issuable on a quarterly basis at the rate of nine thousand (9,000) Shares per fiscal quarter at the end of such quarter, commencing in the quarter in which the Optionee enters into this Grant Agreement, and pro-rated for the number of days the Optionee serves as Vice President of Asia Operations of the Company during the fiscal quarter. Notwithstanding the foregoing, if the Optionee ceases serve as Vice President of Asia Operations of the Company at any time during the one (1) year vesting period for any reason (such as resignation, withdrawal, death, disability or any other reason), then any un-vested Options shall be irrefutably forfeited.

Notwithstanding anything contained herein to the contrary, if a “Change in Control” (as defined in the Plan) occurs prior to the cessation of the Optionee’s “Service” (as defined in the Plan), then the Option, to the extent not then vested, shall become fully (100%) vested immediately prior to the date of such Change in Control.

/s/ PL (Initials)
Optionee

/s/ EL (Initials)
Company Signatory

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